Exhibit 10.23

[PATHEON]

7070 Mississauga Road, Suite 350
Mississauga, Ontario L5N 7J8
www.patheon.corn

May 5, 2009

Mr. Wesley P. Wheeler

3808 Key Bay

Corona Del Mar, California 92625

Re: First Amendment to Employment Agreement

Dear Wes:

I am writing to confirm our agreement to amend the language of your December 3, 2007 Employment Agreement in order to clarify the parties’ intent with respect to the Term of your employment as reflected in Article 2.1. Currently, the Term of your employment will expire on December 3, 2010. By execution of this letter, you and Patheon Pharmaceutical Services Inc. (the “Corporation”) agree to amend Article 2.1 to read as follows:

2.1	Term

The Corporation hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Corporation, on the terms and subject to the conditions of this Agreement (including, without limitation, Article 6), for the period commencing on December 3, 2007 (the “Effective Date”) and ending on the second anniversary of the Effective Date (the “Term”). The Term shall be automatically renewed on every annual anniversary of the Effective Date for an additional one year period, unless either the Corporation or the Executive gives the other party written notice (in accordance with Article 7.4 hereof), at least 90 days prior to such annual anniversary date, of its or his intention not to renew this Agreement or the employment of the Executive beyond the then-existing Term. By way of example, unless such notice is given by either party at least 90 days prior to the anniversary of the Effective Date on December 3, 2009, the Term shall be automatically extended by one year to December 3, 2011. Any such renewals shall be on the terms and subject to the conditions of this Agreement (including, without limitation, Article 6). For purposes of this Agreement, any reference to the “Term” of this Agreement shall include the original term and any extension thereof.

Both you and the Corporation specifically acknowledge that the above accurately reflects the parties’ intent when they entered into the December 3, 2007 Employment Agreement. All other terms of the December 3, 2007 Employment Agreement remain in full force and effect notwithstanding this revision to Article 2.1. Please indicate your agreement to this Amendment by signing where indicated below.

Very truly yours.

/s/ Derek J. Watchorn

Patheon Pharmaceutical Services Inc.
By: Derek J. Watchorn
Title: Authorized Signatory

Accepted and agreed to as of this 11th day of June, 2009

/s/ Wesley P. Wheeler
Wesley P. Wheeler